EXHIBIT 14

ITRONICS INC.

CODE OF BUSINESS CONDUCT AND ETHICS

March 25, 2004

The Board of Directors of Itronics Inc. has adopted the following Code of Business Conduct and Ethics (the Code). This Code is applicable to all directors, officers, and other senior management personnel (Management) of Itronics Inc. and its subsidiaries. The purpose of this Code is to promote the highest standards of ethical conduct of business.

  Management will practice honesty, integrity and good faith in every aspect of dealing with other Company personnel, shareholders, the public, customers, suppliers and government authorities. All persons are to be treated with dignity and respect.
  Management will respect and obey all applicable federal, state, and local laws and regulations. Management will not only follow the letter of the law, but the spirit as well.
  Management will do its utmost to avoid real or perceived conflicts of interest in our business dealings. Apparent conflicts of interest are to be disclosed to the appropriate person promptly.
  Management will prepare reports and other disclosures to be disseminated to the public or to be filed with the Securities and Exchange Commission or other governmental authorities in a full, fair, accurate, timely, and understandable manner. The needs of our investors and the investing public will always be the foremost priority in preparing such reports or disclosures.
  Trading of the Company’s securities will be conducted under all applicable laws and rules of the Securities and Exchange Commission. Management will not take unfair advantage of any publicly undisclosed information it may have regarding the operations of the Company and its subsidiaries.
  Each member of Management is responsible to conduct him or herself in accordance with this Code. Any observed violations are to be reported to the appropriate person promptly. Violations of this Code subject the individual to disciplinary action and possible termination.
  Management includes directors, the principal executive officer, the principal accounting officer or controller, or employees performing similar functions.

The appropriate person to discuss any questions about this Code, observed violations of the Code, or potential conflicts of interest is the principal executive officer, which is currently the President of the Company.